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                                                                   EXHIBIT 12(A)

                               PREMIER PARKS INC.

 COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK
                                   DIVIDENDS

       FOR EACH OF THE YEARS IN THE 5-YEAR PERIOD ENDED DECEMBER 31, 1996
           AND FOR THE NINE NONTHS ENDED SEPTEMBER 30, 1996 AND 1997

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
                                                                                                  NINE           NINE
                                                     YEARS ENDED DECEMBER 31,                 MONTHS ENDED   MONTHS ENDED
                                       -----------------------------------------------------  SEPTEMBER 30,  SEPTEMBER 30,
                                         1992       1993       1994       1995       1996         1996           1997
                                       ---------  ---------  ---------  ---------  ---------  -------------  -------------

EARNINGS:

Income (loss) from continuing
  operations.........................     (1,735)     1,354        102     (1,045)     1,765       10,512         23,193

Income tax expense (benefit).........        426         91         68       (762)     1,497        7,020         15,462

Interest expense, net................      1,413      1,438      2,299      5,578     11,121        7,657         12,869

Equity in loss of affiliated
  partnership........................        122        142         83         69         78           60             44

Minority interest in earnings........        270     --         --         --         --           --             --

1/3 of rental expense...                      23         23        107        183        405          191            515
                                       ---------  ---------  ---------  ---------  ---------       ------         ------

Adjusted earnings (loss).............        519      3,048      2,659      4,023     14,866       25,440         52,083
                                       ---------  ---------  ---------  ---------  ---------       ------         ------
                                       ---------  ---------  ---------  ---------  ---------       ------         ------

FIXED CHARGES AND PREFERRED STOCK
  DIVIDENDS:

Interest expense, net................      1,413      1,438      2,299      5,578     11,121        7,657         12,869

Preferred stock dividends............     --         --         --            529        603          603         --

Increase in preferred stock dividends
  for pretax earnings required to
  cover such dividends at 40%
  estimate rate......................     --         --         --            353        402          402         --

1/3 of rental expense................         23         23        107        183        405          191            515
                                       ---------  ---------  ---------  ---------  ---------       ------         ------

Total fixed charges..................      1,436      1,461      2,406      6,643     12,531        8,853         13,384
                                       ---------  ---------  ---------  ---------  ---------       ------         ------
                                       ---------  ---------  ---------  ---------  ---------       ------         ------

Ratio of earnings to combined fixed
  charges and preferred stock
  dividends..........................        0.4        2.1        1.1        0.6        1.2          2.9            3.9
                                       ---------  ---------  ---------  ---------  ---------       ------         ------

Deficiency...........................        917                            2,620
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